Exhibit 99.1

[THE FIRST NATIONAL BANK OF LONG ISLAND LETTERHEAD]

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION AND

THE FIRST NATIONAL BANK OF LONG ISLAND ANNOUNCES

THE RETIREMENT OF BOARD MEMBER

MR. JOHN R. MILLER III

Glen Head, June 21, 2006 – The First of Long Island Corporation and The First National Bank of Long Island announced today that effective June 30, 2006, Mr. John R. Miller III will be retiring as a Director of the Corporation and the Bank. The Board has appointed him a Director Emeritus.

Mr. Miller has dutifully served as a member of the Board of Directors of the Corporation for twenty-two years and the Bank for twenty-four years. As a corporate executive and innovative leader, Mr. Miller’s broad knowledge of business and marketing has contributed greatly to the growth and success of the organization.

“We thank Mr. Miller for his dedicated years of service and outstanding contribution as a Director. He will be greatly missed and the Board and I join the entire First National Bank of Long Island team in wishing him a happy and healthy retirement.” says Michael N. Vittorio, President & CEO.

About The First National Bank of Long Island

The First National Bank of Long Island was established in 1927 and is the sole subsidiary of the First of Long Island Corporation. As the Bank “Where Everyone Knows Your Name”, we are a full service commercial bank that provides a broad range of financial services to individual, professional and corporate customers through its twenty-five branches in Long Island and Manhattan. Our commitment is to provide the highest level of service to our customers. The Bank is consistently ranked among the highest rated banks of financial strength by Weiss Ratings, and The First of Long Island Corporation is traded on the NASDAQ under the ticker symbol FLIC. For more information, visit the Bank’s website at www.fnbli.com

For More Information Contact:
Laura C. Ierulli
Vice President & Director of Marketing
(516) 671-4900 ext. 581